The business integration described in this press release involve securities of a Japanese company. The business integration is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the business integration, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

October 20, 2025

To Whom It May Concern

Company name: Hino Motors, Ltd.

Representative: Satoshi Ogiso, President & CEO,
Member of the Board of Directors,

(Code Number: 7205 TSE, Prime, NSE, Premier)

Contact Person: Makoto Iijima, General Manager, Corporate Communications Dept, Public Affairs Div.
Phone: (042)586-5494

(Disclosure Update) Notice Concerning Execution of Share Exchange Agreement Regarding Business Integration of Hino Motors, Ltd. and Mitsubishi Fuso Truck and Bus Corporation

Hino Motors, Ltd. (the “Company”), as stated in its press releases titled “Notice Concerning Execution of Business Integration Agreement Regarding Business Integration of Hino Motors, Ltd. and Mitsubishi Fuso Truck and Bus Corporation” dated June 10, 2025 (the “Press Release dated June 10, 2025”), entered into a business integration agreement (the “Business Integration Agreement”) with Mitsubishi Fuso Truck and Bus Corporation (“MFTBC”), Toyota Motor Corporation (the parent company of the Company; “Toyota”), and Daimler Truck AG (the parent company of MFTBC; “Daimler Truck”) regarding the business integration (the “Business Integration”) between the Company and MFTBC.

The Company hereby announces that, at its Board of Directors meeting held today, the Board of Directors passed a resolution to execute a share exchange agreement regarding the Business Integration, wherein the holding company (name after the Business Integration: ARCHION Corporation) will become the wholly-owning parent company, and the Company will become the wholly-owned subsidiary, by way of a share exchange. In line with this, the Company hereby also announces that it has entered into the share exchange agreement today, as follows.

The item numbers and defined terms are as specified in the Press Release dated June 10, 2025, and any newly determined or changed matters among the previously undetermined matters are underlined.

2. Summary of the Business Integration

(2) Schedule for the Business Integration

The schedule for the Business Integration shall be as below. Such schedule is based on current expectations and may change in the future depending on the progress of obtaining necessary clearances and regulatory approvals under competition and other laws and regulations in relation to the Business Integration, investigations by authorities or litigation and the like, surrounding the issues regarding the certification on gas emission and fuel efficiency of the Company’s engines (the “Engine Issues”), the status of satisfaction of the conditions precedent in respect of the Business Integration, as provided for in the Business Integration Agreement (including the implementation of the Third-party Allotment and the withdrawal of the Company’s business from certain sanctioned countries) or other reasons.

Execution of the MOU	May 30, 2023
Resolution of a meeting of the Company’s Board of Directors regarding the execution of the Business Integration Agreement	June 10, 2025
Execution of the Business Integration Agreement	June 10, 2025

Date of public announcement of the record date for the general meeting of shareholders of the Company to approve the share exchange agreement (the “Share Exchange Agreement”) pertaining to the Share Exchange

September 11, 2025
Record date for the general meeting of shareholders of the Company to approve the Share Exchange Agreement	September 30, 2025
Execution of the Share Exchange Agreement	Today
Preparation of the share delivery plan for the Share Delivery (the “Share Delivery Plan”)	November 2025 (scheduled)
General meeting of shareholders of the Company to approve the Share Exchange Agreement	November 28, 2025 (scheduled)
General meeting of shareholders of the Integrated Company to approve the Share Exchange Agreement	November 2025 (scheduled)
General meeting of shareholders of the Integrated Company to approve the Share Delivery Plan	November 2025 (scheduled)
Date of application for transfer of the shares of MFTBC in connection with the Share Delivery	Undetermined
Effective date of the Business Integration (effective date of the Share Exchange and the Share Delivery)	April 1, 2026 (scheduled)

3. Share Exchange

(2) Method of the Share Exchange

As described in “(1) Method of the Business Integration” in “2. Summary of the Business Integration” above, this is a share exchange in which the Integrated Company is the wholly-owning parent company resulting from the Share Exchange and the Company is the wholly-owned subsidiary resulting from the Share Exchange. The Share Exchange is scheduled to be implemented subject to the effectuation of the Third-Party Allotment, following the approval of the Share Exchange Agreement at the respective general meetings of shareholders of the Company and the Integrated Company.

End